The Scotts Miracle-Gro Company	NEWS

ScottsMiracle-Gro Board Authorizes Increased Share Repurchase Plan;
Declares Regular Quarterly Dividend

Supplemental share repurchase plan increases capacity by $200 million

MARYSVILLE, Ohio (May 5, 2011) – The Scotts Miracle-Gro Company (NYSE: SMG), the world’s largest marketer of branded consumer lawn and garden products, announced that its Board of Directors has approved a supplemental plan to repurchase up to $200 million of the Company’s stock. The new plan is in addition to the existing $500 million authorization, which was approved last year.

Through the end of its second fiscal quarter, the Company already had repurchased shares valued at approximately $120 million under the original authorization.

“We remain committed to using our financial flexibility to return cash to our shareholders,” said Jim Hagedorn, chairman and chief executive officer. “Combined with our existing dividend and previous share repurchase plan, this action demonstrates our continued commitment to shareholders and our ongoing confidence in the strength of our business.”

Additionally, the Board approved the payment of a cash dividend of $0.25 per share. The dividend is payable June 10, 2011 to shareholders of record on May 27, 2011.

Under the share repurchase authorization, the Company may purchase shares from time to time in open market purchases or privately negotiated transactions. The Company may make all or part of the repurchases under Rule 10b5-1 plans, which may be entered into from time to time and enable the Company to make repurchases on a more regular basis, or pursuant to accelerated share repurchases. The authorization, which expires September 30, 2014 may be suspended or discontinued at any time.

About ScottsMiracle-Gro
With approximately $3 billion in worldwide sales, The Scotts Miracle-Gro Company, through its wholly-owned subsidiary, The Scotts Company LLC, is the world’s largest marketer of branded consumer products for lawn and garden care. The Company’s brands are the most recognized in the industry. In the U.S., the Company’s Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. In the U.S., we operate Scotts LawnService®, the second largest residential lawn care service business. In Europe, the Company’s brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligène® and Substral®. For additional information, visit us at www.scotts.com.

Cautionary Note Regarding Forward-Looking Statements
Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, the Company’s assumptions regarding such performance and plans, as well as the amount and timing of repurchases of the Company’s common shares are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors.

Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s publicly filed quarterly, annual and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

Contact:

Jim King

Senior Vice President

Investor Relations & Corporate Affairs

(937) 578-5622